Exhibit 10.7

RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the
CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

Name of Participant:
Grant Date:	______________
Number of Restricted Stock Units:
Vesting Dates:	______________: 100% of the Restricted Stock Units

Constellation Brands, Inc. (the “Company”) hereby awards to the designated participant (the “Participant”), Restricted Stock Units under the Company’s Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017 (the “Plan”). The principal features of this Award are set forth above, including the date of grant of the Restricted Stock Units (the “Grant Date”). This Award shall be effective on the Grant Date. The Restricted Stock Units consist of the right to receive shares of Class A Common Stock, par value $0.01 per share, of the Company (“Shares”) and are subject to the provisions of the Terms and Conditions of the Agreement and the Appendix, if any (together, the “Agreement”).

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THE AGREEMENT. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT OF RESTRICTED STOCK UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX, IF ANY, FOR MY COUNTRY OF RESIDENCE). IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE GRANT DATE SET FORTH ABOVE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AGREEMENT

1.Grant. The Company hereby awards to the Participant under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services, an Award of Restricted Stock Units as of the Grant Date specified above, subject to all of the terms and conditions in the Agreement and the Plan.

2.Vesting Schedule. Any Restricted Stock Units that do not vest in accordance with this Section shall be forfeited and shall not be paid.

(a)    Service. Except as otherwise provided under this Agreement, the Restricted Stock Units shall vest in accordance with the following vesting schedule: 100% of the Restricted Stock Units shall vest on the Vesting Date (as set forth on the first page of this Agreement); provided, in each case, that the Participant remains in Continuous Service with the Company until such date.

(b)    Death or Disability. If the Participant dies or incurs a RSU Disability (as defined below) while serving as a member of the Company's Board of Directors prior to the Vesting Date, any Restricted Stock Units that have not vested prior to the date of the Participant’s death or RSU Disability shall immediately vest. “RSU Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)    Termination. If the Company's Board of Directors decides not to nominate the Participant for an additional term as a member of the Company’s Board of Directors, unless such decision is for Cause, the Restricted Stock Units shall vest on the Vesting Date (as set forth on the first page of this Agreement); provided that the Participant remains in Continuous Service with the Company until the earlier of the Vesting Date or the date of the Company’s next Annual Meeting of Stockholders at which directors are elected.

(d)    Change in Control. The Restricted Stock Units are subject to the following rules in the event the Participant remains in Continuous Service with the Company until the date of a change in control described in this subsection, which rules shall apply in lieu of the default Change in Control provisions under the Plan. Upon the occurrence of an event that: (A) occurs before the Vesting Date; (B) is a Change in Control; and (C) constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”) (such event shall be referenced as a “RSU Change in Control”), any Restricted Stock Units that have not vested prior to the date of the RSU Change in Control shall immediately vest.

3.Board Discretion. The Company’s Board of Directors, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Board.

4.Death of Participant. Any distribution or delivery to be made to the Participant under the Agreement shall, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if either no beneficiary survives the Participant or the Committee does not permit beneficiary designations, to the administrator or executor of the Participant’s estate. Any designation of a beneficiary by the Participant shall be effective only if such designation is made in a form and manner acceptable to the Committee. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.Code Section 409A. Restricted Stock Units are generally intended to be exempt from Section 409A as short-term deferrals and, accordingly, the terms of this Agreement shall be construed to preserve such exemption. To the extent that Restricted Stock Units granted under this Agreement are subject to the requirements of Section 409A, this Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company nor any of its Subsidiaries, shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

6.Settlement of Restricted Stock Units.

(a)    Status as a Creditor. Unless and until Restricted Stock Units have vested, the Participant will have no settlement right with respect to any Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, the vested Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Participant is an unsecured general creditor of the Company, and settlement of Restricted Stock Units is subject to the claims of the Company’s creditors.

(b)    Form and Timing of Settlement. Restricted Stock Units will be settled in the form of Shares upon the vesting of the Restricted Stock Units. Where a fractional Share would be owed to the Participant upon the vesting of Restricted Stock Units, the Company may (1) round up the Shares that are payable to the Participant to the nearest whole number, or (2) pay a cash payment equivalent in place of such fractional Share. Upon issuance, Shares will be electronically transferred to an account in the Participant’s name at the provider then administering the Plan as it relates to the Restricted Stock Units. The Shares to be issued upon settlement will be issued as soon as practicable to the Participant following the Vesting Date; provided that such Shares will be issued no later than the date that is two and a half (2.5) months from the end of the later of (1) the Participant’s tax year that includes the Vesting Date, or (2) the Company’s tax year that includes the Vesting Date.

(c) Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under applicable law or provided for under Company policy shall automatically apply to this Award.

7.Dividend Equivalents.  During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of vested Restricted Stock Units, the Participant will accrue dividend equivalents on Restricted Stock Units equal to any cash dividend or cash distribution that would have been paid on the Restricted Stock Unit had that Restricted Stock Unit been an issued and outstanding Share of Class A Common Stock on the record date for the dividend or distribution.  Such accrued dividend equivalents (1) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Unit to which they relate (and will be payable with respect to any Shares that are issued or that are withheld in order to satisfy Participant’s Tax-Related Items), (2) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (3) will not bear or accrue interest.  Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes. Upon the forfeiture of the

Restricted Stock Units, any accrued dividend equivalents attributable to such Restricted Stock Units will also be forfeited.

8.Responsibility for Taxes & Withholding. Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (2) does not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Company, or its respective agents, will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the Company, at its discretion, permits the obligations to be satisfied with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from the Participant’s cash compensation paid to the Participant by the Company; or

(b)     withholding from proceeds of the Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).

Notwithstanding anything to the contrary in the Plan, the Participant shall not be entitled to satisfy any Tax-Related Item or withholding obligation that arise as a result of the Agreement by delivering to the Company any shares of capital stock of the Company. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

The Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

By accepting this grant of Restricted Stock Units, the Participant expressly consents to the methods of withholding Tax-Related Items by the Company as set forth herein, including the withholding of Shares and the withholding from the Participant's cash compensation or other amounts payable to the Participant. All other Tax-Related Items related to the Restricted Stock Units and any Shares delivered in satisfaction thereof are the Participant's sole responsibility.

9.Transferability. The Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Units in any manner until the Shares are issued to Participant upon settlement. Following settlement and issuance of Shares, in the event the Company permits Participant to arrange for sale of Shares through a broker or another designated agent of the Company, Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may notify the Participant in accordance with the terms of the Agreement. The Participant may only sell such Shares in compliance with such notification by the Company.

10.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units vest and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

11.Acknowledgments. The Participant acknowledges and agrees to the following:

(a)The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of the Restricted Stock Units even if the Restricted Stock Units have been granted repeatedly in the past.

(c)All determinations with respect to such future Restricted Stock Units, if any, including but not limited to, the times when the Restricted Stock Units shall be granted or when the Restricted Stock Units shall vest, will be at the sole discretion of the Board.

(d)The Participant’s participation in the Plan is voluntary.

(e)The future value of the Shares is unknown and cannot be predicted with certainty.

(f)No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Restricted Stock Units or Shares and the Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise.

(g)Neither the Plan nor the Restricted Stock Units shall be construed to confer upon the Participant any right to be retained as a Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s Continuous Service at any time.

(h)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(i)The Company reserves the right to impose other requirements on participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable Rule or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.Changes in Stock. In the event of a change in the capital stock of the Company as set forth in Section 16 of the Plan, the Restricted Stock Units shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

13.Address for Notices. All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company’s records as the Participant’s address.

14.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.Plan Governs. The Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

18.Severability. In the event that any provision in the Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement.

19.Modifications to the Agreement. The Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing the Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to the Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

20.Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the

Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

21.Compliance with Laws and Regulations; General Restrictions on Delivery of Shares. The Participant understands that the vesting of the Restricted Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Subsidiary) and the Participant with all applicable requirements under the laws and Rules of the country of which the Participant is a resident. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with the laws and Rules of the country of which the Participant is a resident.

The Company shall not be required to transfer or deliver any Shares, dividends, dividend equivalents or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The Award of Restricted Stock Units evidenced by the Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United States state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Award of Restricted Stock Units evidenced by the Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends, dividend equivalents or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares, dividends, dividend equivalents or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

22.Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use, processing, and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and any of its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and any of its Subsidiaries may hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address, email address, and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Restricted Stock Units and/or Shares held and the details of all Restricted Stock Units or any other entitlement to Shares awarded, exercised, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant’s participation in the Plan (the “Data”). The Participant understands that the Data may be transferred to the Company, any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Restricted Stock Units under the Plan or with whom Shares acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of such Shares may be deposited.

Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company, any of its Subsidiaries, or to any third parties is necessary for his or her participation in the Plan. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Company’s Global Privacy Lead at privacy@cbrands.com. The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Restricted Stock Units, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s Global Privacy Lead at privacy@cbrands.com.

Finally, upon request of the Company, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company) to the Company that the Company may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company.

23.Electronic Delivery and Execution. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

24.English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Plan be drawn up in English. If the Participant receives this Agreement, the Plan or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

25.Appendix. Notwithstanding any provision of the Agreement to the contrary, this Restricted Stock Unit grant and the Shares acquired under the Plan shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Participant’s country of residence.

APPENDIX

In addition to the terms and conditions of the Constellation Brands, Inc. Long-Term Stock Incentive Plan, as Amended and Restated as of July 18, 2017 (the “Plan”) and the Agreement, the Participant’s grant of Restricted Stock Units is subject to the following additional terms and conditions as set forth in this appendix (the “Appendix”). All defined terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement.

MEXICO
_____________________________________________________________________________

1.    Use of English Language. The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  As a convenience, the award agreement and other documents may have been translated into Spanish.   If the meaning of the translated version of any document or text is different than the English version, the English version will control. Uso del idioma inglés. Las partes señalan que es su expreso deseo que el presente acuerdo, así como todos los documentos, comunicaciones y procedimientos judiciales en los que entren a ser parte, otorgados o instituidos a este respecto, o relacionados directa o indirectamente con el mismo, se redacten en inglés. Para su comodidad, el acuerdo de adjudicación y otros documentos pueden haberse tracucido sido traducidos al español. Si el significado de la versión traducida de cualquier documento o texto no fuera el mismo que el de la versión inglesa, prevalecerá el significado de la versión inglesa.